Virtus ETF Trust II 485BPOS

Exhibit 99(d)(13)

FORM OF

ADVISORY AGREEMENT

ADVISORY AGREEMENT made as of this [ ] day of [ ], 2024, by and between Virtus ETF Offshore Fund, Ltd. (the “Company”), a Cayman Islands exempted company and a wholly-owned subsidiary of Virtus AlphaSimplex Managed Futures ETF (the “Fund”), a series of VIRTUS ETF TRUST II (the “Trust”), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and Virtus ETF Advisers LLC, a Delaware limited liability company with its principal place of business at 31 West 52nd Street, 16th Floor, New York, NY 10019 (the “Adviser”). The purpose of the Company is to facilitate the implementation of the Fund’s investment strategies.

W I T N E S S E T H

WHEREAS, the Trust is an open-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”) and is engaged in the business of supplying investment advice as an independent contractor; and

WHEREAS, the Adviser serves as investment adviser to the Fund pursuant to a separate investment advisory agreement (the “Fund Advisory Agreement”); and

WHEREAS, the Company’s sole director (the “Director”) has selected the Adviser to act as investment adviser to the Company and to provide certain related services, as more fully set forth below, and to perform such services under the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth herein, the Company and the Adviser do hereby agree as follows:

1.            The Adviser’s Services.

(a)               Discretionary Investment Management Services.  The Adviser shall act as investment adviser with respect to the Company.  In such capacity, the Adviser shall, subject to the supervision of the Director, regularly provide the Company with investment research, advice and supervision and shall furnish continuously an investment program for the Company, consistent with the respective investment objectives and policies of the Company.  The Adviser shall determine, from time to time, what securities or other assets shall be purchased for the Company, what securities or other assets shall be held or sold by the Company and what portion of the Company’s assets shall be held uninvested in cash, subject always to the investment objectives, policies and restrictions of the Fund as they apply to the Company.  To carry out such obligations, the Adviser shall exercise full discretion and act for the Company in the same manner and with the same force and effect as the Company itself might or could do with respect to purchases, sales or other transactions, as well as with respect to all other such things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions.  No reference in this Agreement to the Adviser having full discretionary authority over the Company’s investments shall in any way limit the right of the Director, in his or her sole discretion, to establish or revise policies in connection with the management of the Company’s assets or to otherwise exercise its right to control the overall management of the Company.

(b)               Selection of Sub-Adviser(s). The Adviser shall have the authority hereunder to select and retain sub-advisers (each, a “Sub-Adviser”, and together, the “Sub-Advisers”), including an affiliated person (as defined under the 1940 Act) of the Adviser, for the Company to perform some or all of the services for which the Adviser is responsible pursuant to this Agreement. The Adviser shall supervise the activities of each Sub-Adviser, and the retention of a Sub-Adviser by the Adviser shall not relieve the Adviser of its responsibilities under this Agreement. Any Sub-Adviser shall be registered as an investment adviser and in good standing with the U.S. Securities and Exchange Commission and capable of performing its sub-advisory duties pursuant to a sub-advisory agreement approved by the Director (each a “Sub-Advisory Agreement”) and a vote of a majority of the outstanding voting securities of the Company. The Adviser will compensate any Sub-Adviser for its services to the Company in accordance with the terms and conditions of the applicable Sub-Advisory Agreement.

(c)               Compliance.  The Adviser agrees to comply with the requirements of the 1940 Act, the Advisers Act, the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Commodity Exchange Act and the respective rules and regulations thereunder, as applicable, as well as with all other applicable federal and state laws, rules, regulations and case law that relate to the services and relationships described hereunder and to the conduct of its business as a registered investment adviser.  The Adviser also agrees to comply with the objectives, policies and restrictions of the Company, and with any policies, guidelines, instructions and procedures approved by the Director and provided to the Adviser.  The Adviser shall maintain compliance procedures that it reasonably believes are adequate to ensure its compliance with the foregoing. No supervisory activity undertaken by the Director shall limit the Adviser’s full responsibility for any of the foregoing.

(d)               Proxy Voting.  The Director has the authority to determine how proxies with respect to securities that are held by the Company shall be voted, and the Director has initially determined to delegate the authority and responsibility to vote proxies for the Company’s securities to the Adviser.  So long as proxy voting authority for the Company has been delegated to the Adviser, the Adviser shall exercise its proxy voting responsibilities; provided, however, that the Adviser may, under the direction of the Director, delegate such authority to the Sub-Adviser for the Company.  The Adviser shall, or shall cause a Sub-Adviser to (as applicable), carry out such responsibility in accordance with any instructions that the Director shall provide from time to time, and at all times in a manner consistent with Rule 206(4)-6 under the Advisers Act and its fiduciary responsibilities to the Company.  The Adviser shall, or shall cause a Sub-Adviser to (as applicable), provide periodic reports and keep records relating to proxy voting as the Director may reasonably request or as may be necessary for the Company to comply with applicable law.  Any such delegation of proxy voting responsibility to the Adviser or a Sub-Adviser may be revoked or modified by the Director at any time.

(e)               Recordkeeping.  The Adviser shall not be responsible for the provision of administrative, bookkeeping or accounting services to the Company, except as otherwise provided herein or as may be necessary for the Adviser to supply to the Company or its Director the information required to be supplied under this Agreement.

The Adviser shall maintain separate books and detailed records of all matters pertaining to Company assets advised by the Adviser required by applicable law (other than those records being maintained by any administrator, custodian or transfer agent appointed by the Company) relating to its responsibilities provided hereunder with respect to the Company, and shall preserve such records for the periods and in a manner prescribed therefore by applicable law (the “Company’s Books and Records”).  The Company’s Books and Records shall be available to the Director at any time upon request, shall be delivered to the Company upon the termination of this Agreement and shall be available without delay during any day the Company is open for business.

(f)               Holdings Information and Pricing.  The Adviser shall provide regular reports regarding Company holdings, and shall, on its own initiative, furnish the Company and its Director from time to time with whatever information the Adviser believes is appropriate for this purpose.  The Adviser agrees to immediately notify the Company if the Adviser reasonably believes that the value of any security or other asset held by a Company may not reflect its fair value. The Adviser agrees to provide any pricing information of which the Adviser is aware to the Company, its Director and/or any Company pricing agent to assist in the determination of the fair value of any Company holdings for which market quotations are not readily available or as otherwise required in accordance with applicable law or the Company’s valuation procedures for the purpose of calculating the Company net asset value in accordance with procedures and methods established by the Director.

(g)               Cooperation with Agents of the Company.  The Adviser agrees to cooperate with and provide reasonable assistance to the Company, any Company custodian or foreign sub-custodians, any Company pricing agents and all other agents and representatives of the Company, provide such information with respect to the Company as they may reasonably request from time to time in the performance of their obligations, provide prompt responses to reasonable requests made by such persons and establish appropriate interfaces with each so as to promote the efficient exchange of information and compliance with applicable laws and regulations.

2.            Information and Reporting.  The Adviser shall provide the Company and its officers with such periodic reports concerning the obligations the Adviser has assumed under this Agreement as the Company may from time to time reasonably request.

(a)               Notification of Breach / Compliance Reports.  The Adviser shall notify the Company immediately upon detection of (i) any material failure to manage the Company in accordance with its investment objectives and policies or any applicable law; or (ii) any material breach of any of the Company’s or the Adviser’s policies, guidelines or procedures.  In addition, the Adviser shall provide a quarterly report regarding the Company’s compliance with its investment objectives and policies, applicable law, and the Company’s policies, guidelines or procedures as applicable to the Adviser’s obligations under this Agreement. The Adviser agrees to correct any such failure promptly and to take any action that the Director may reasonably request in connection with any such breach.  The Adviser will promptly notify the Company in the event the Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Company (excluding class action suits in which the Company is a member of the plaintiff class by reason of the Company’s ownership of shares in the defendant) or the compliance by the Adviser with the federal or state securities laws.

(b)               Director Information.  The Adviser will also provide the Company with any information reasonably requested regarding its management of the Company required by the Director.  The Adviser will make its officers and employees available to meet with the Director from time to time on due notice to review its investment management services to the Company in light of current and prospective economic and market conditions and shall furnish to the Director such information as may reasonably be necessary in order for the Director to evaluate this Agreement or any proposed amendments thereto.

(c)               Transaction Information. The Adviser shall furnish to the Company such information concerning portfolio transactions as may be necessary to enable the Company or its designated agent to perform such compliance testing on the Company and the Adviser’s services as the Company may, in its sole discretion, determine to be appropriate.  The provision of such information by the Adviser to the Company or its designated agent in no way relieves the Adviser of its own responsibilities under this Agreement.

3.            Brokerage.

(a)               Principal Transactions.  In connection with purchases or sales of securities or other assets for the account of a Company, neither the Adviser nor any of its directors, officers or employees will act as a principal or agent or receive any commission except as permitted by applicable law.

(b)               Placement of Orders.  The Adviser shall arrange for the placing of all orders for the purchase and sale of securities or other assets for the Company’s account with brokers or dealers selected by the Adviser.  In the selection of such brokers or dealers and the placing of such orders, the Adviser is directed at all times to seek for the Company the most favorable execution and net price available under the circumstances.  It is also understood that it is desirable for the Company that the Adviser have access to brokerage and research services provided by brokers who may execute brokerage transactions at a higher cost to the Company than may result when allocating brokerage to other brokers.  Therefore, the Adviser is authorized to place orders for the purchase and sale of securities or other assets for the Company with such brokers, subject to review by the Director from time to time with respect to the extent and continuation of this practice.  It is understood that the services provided by such brokers may be useful to the Adviser in connection with its or its affiliates’ services to other clients.

(c)               Aggregated Transactions.  On occasions when the Adviser deems the purchase or sale of a security or other asset to be in the best interest of the Company as well as other clients of the Adviser, the Adviser may, to the extent permitted by applicable law and regulations, aggregate the order for securities or other assets to be sold or purchased.  In such event, the Adviser will allocate securities or other assets so purchased or sold, as well as the expenses incurred in the transaction, in the manner the Adviser reasonably considers to be equitable and consistent with its fiduciary obligations to the Company and to such other clients under the circumstances.

(d)               Affiliated Brokers.  The Adviser or any of its affiliates may act as broker in connection with the purchase or sale of securities or other investments for the Company, subject to:  (i) the requirement that the Adviser seek to obtain best execution and price within the policy guidelines determined by the Director and (ii) provisions of applicable law.  These brokerage services are not within the scope of the duties of the Adviser under this Agreement.  Subject to the requirements of applicable law and any procedures adopted by the Director, the Adviser or its affiliates may receive brokerage commissions, fees or other remuneration from the Company for these services in addition to the Adviser’s fees for services under this Agreement.

4.            Custody.  Nothing in this Agreement shall permit the Adviser to take or receive physical possession of cash, securities or other investments of the Company.

5.            Allocation of Charges and Expenses.  The Adviser will bear its own costs of providing services hereunder.

6.            Representations, Warranties and Covenants.

(a)               Properly Registered.  The Adviser is registered as an investment adviser under the Advisers Act, and a commodity pool operator under the U.S. Commodity Futures Trading Commission, and will maintain such registrations for the duration of this Agreement. The Adviser is not prohibited by the Advisers Act from performing the services contemplated by this Agreement, and to the best knowledge of the Adviser, there is no proceeding or investigation that is reasonably likely to result in the Adviser being prohibited from performing the services contemplated by this Agreement.  The Adviser agrees to promptly notify the Company of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser to the Company.  The Adviser is in compliance in all material respects with all applicable federal and state law in connection with its investment management operations.

(b)               ADV Disclosure.  The Adviser has provided the Company with a copy of its Form ADV as most recently filed with the SEC and will, promptly after filing any amendment to its Form ADV with the SEC, furnish a copy of such amendments to the Company.  The information contained in the Adviser’s Form ADV is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(c)               Insurance.  The Adviser maintains errors and omissions insurance coverage in an appropriate amount and shall provide prior written notice to the Company (i) of any material changes in its insurance policies or insurance coverage; or (ii) if any material claims will be made on its insurance policies.  Furthermore, the Adviser shall upon reasonable request provide the Company with any information it may reasonably require concerning the amount of or scope of such insurance.

(d)               No Detrimental Agreement. The Adviser represents and warrants that it has no arrangement or understanding with any party, other than the Company, that would influence the decision of the Adviser with respect to its selection of securities or other assets for the Company, and that all selections shall be done in accordance with what is in the best interest of the Company.

(e)               Conflicts.  The Adviser shall act honestly, in good faith and in the best interests of the Company including requiring any of its personnel with knowledge of Company activities to place the interest of the Company first, ahead of their own interests, in all personal trading scenarios that may involve a conflict of interest with the Company, consistent with its fiduciary duties under applicable law.

(f)               Representations. The representations and warranties in this Section 6 shall be deemed to be made on the date this Agreement is executed and at the time of delivery of the quarterly compliance report required by Section 2(a), whether or not specifically referenced in such report.

7.            Use of Names  The Adviser grants to the Company a sublicense to use the names “ETFis” and “Virtus” (collectively, the “Name”) as part of the name of the Company.  The foregoing authorization by the Adviser to the Company to use the Name as part of the name of the Company is not exclusive of the right of the Adviser itself to use, or to authorize others to use, the Name; the Company acknowledges and agrees that, as between the Company and the Adviser, the Adviser has the right to use, or authorize others to use, the Name.  The Company shall (1) only use the Name in a manner consistent with uses approved by the Adviser; (2) use its best efforts to maintain the quality of the services offered using the Name; and (3) adhere to such other specific quality control standards as the Adviser may from time to time promulgate.  At the request of the Adviser, the Company will (a) submit to Adviser representative samples of any promotional materials using the Name; and (b) change the name of the Company within three months of its receipt of the Adviser’s request, or such other shorter time period as may be required under the terms of a settlement agreement or court order, so as to eliminate all reference to the Name and will not thereafter transact any business using the Name in the name of the Company; provided, however, that the Company may continue to use beyond such date any supplies of prospectuses, marketing materials and similar documents that the Company t had on the date of such name change in quantities not exceeding those historically produced and used in connection with the Company.

8.            Adviser’s Compensation.  The Adviser shall receive no fee or other compensation from the Company for the Adviser’s services hereunder.

9.            Independent Contractor.  In the performance of its duties hereunder, the Adviser is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Company in any way or otherwise be deemed to be an agent of the Company.  If any occasion should arise in which the Adviser gives any advice to its clients concerning the shares of the Company, the Adviser will act solely as investment counsel for such clients and not in any way on behalf of the Company.

10.          Assignment.  This Agreement shall not be assigned without the written consent of the Company.

11.          Entire Agreement and Amendments.  This Agreement represents the entire agreement among the parties with regard to the investment management matters described herein and may not be added to or changed orally and may not be modified or rescinded except by a writing signed by the parties hereto except as otherwise noted herein.

12.          Duration and Termination.

(a)               This Agreement shall become effective as of the date executed and shall remain in full force and effect continually thereafter, unless terminated as follows:

(b)               The Company may cause this Agreement to terminate by vote of its Director; or

(c)               The Adviser may at any time terminate this Agreement by not more than sixty (60) days’ nor less than thirty (30) days’ written notice delivered or mailed by registered mail, postage prepaid, to the Company; or

(d)               This Agreement shall automatically terminate upon termination of the Fund Advisory Agreement; and

Termination of this Agreement pursuant to this Section shall be without payment of any penalty.

In the event of termination of this Agreement for any reason, the Adviser shall, immediately upon notice of termination or on such later date as may be specified in such notice, cease all activity on behalf of the Company and with respect to any of its assets, except as otherwise required by any fiduciary duties of the Adviser under applicable law.  In addition, the Adviser shall deliver the Company Books and Records to the Company by such means and in accordance with such schedule as the Company shall direct and shall otherwise cooperate, as reasonably directed by the Company, in the transition of portfolio asset management to any successor of the Adviser.

13.          Liability of the Adviser.  The Adviser shall indemnify and hold harmless the Company and all affiliated persons thereof and all controlling persons (collectively, the “Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) by reason of or arising out of the Adviser’s willful misfeasance, bad faith or gross negligence generally in the performance of its duties hereunder or its reckless disregard of its obligations and duties under this Agreement.

14.          Enforceability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

15.          Limitation of Liability.  The parties to this Agreement acknowledge and agree that all litigation arising hereunder, whether direct or indirect, and of any and every nature whatsoever shall be satisfied solely out of the assets of the affected Company and that no Director, officer or holder of shares of beneficial interest of the Company shall be personally liable for any of the foregoing liabilities.  The Company’s Articles of Association, as amended from time to time, shall be made available to the Adviser upon request.  Such Articles of Association describe in detail the respective responsibilities and limitations on liability of the Director, officers, and holders of shares of beneficial interest.

16.          Jurisdiction.  This Agreement shall be governed by and construed in accordance with the substantive laws of state of Delaware and the Adviser consents to the jurisdiction of courts, both state or federal, in Delaware, with respect to any dispute under this Agreement.

17.          Paragraph Headings.  The headings of paragraphs contained in this Agreement are provided for convenience only, form no part of this Agreement and shall not affect its construction.

18.          Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(Signature page follows.)

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers as of the date first above written.

VIRTUS ETF OFFSHORE FUND, LTD.

William J. Smalley, President

VIRTUS ETF ADVISERS LLC

Brinton W. Frith, President